UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2018

Amneal Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38485	32-0546926
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Amneal Pharmaceuticals LLC 400 Crossing Blvd., 3rd Floor Bridgewater, New Jersey	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 409-6700

Atlas Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On May 4, 2018, pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated as of October 17, 2017, as amended on November 21, 2017 and December 16, 2017, by and among Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Impax Laboratories, Inc., a Delaware corporation (“Impax”), K2 Merger Sub Corporation, a Delaware corporation (“Merger Sub”), and Amneal Pharmaceuticals LLC, a Delaware limited liability company (“Amneal”), (i) Merger Sub has merged with and into Impax (the “Impax Merger”), with Impax surviving the Impax Merger as a direct wholly-owned subsidiary of the Company, (ii) each share of Impax’s common stock, par value $0.01 per share (“Impax Common Stock”), issued and outstanding immediately prior to the Impax Merger, other than Impax Common Stock held by Impax in treasury, by Amneal or by any of their respective subsidiaries, was converted into the right to receive one fully paid and nonassessable share of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”), (iii) Impax was converted to a limited liability company pursuant to the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act (the “Impax Conversion”), (iv) the Company has contributed to Amneal all of the Company’s equity interests in Impax, in exchange for common units of Amneal (the “Contribution”), (v) the Company has issued an aggregate number of shares of Class B common stock of the Company, par value $0.01 per share (“Class B Common Stock”, and together with Class A Common Stock and Class B-1 common stock of the Company, par value $0.01 per share (“Class B-1 Common Stock”), “Company Common Stock”) to Amneal Pharmaceuticals Holding Company, LLC (“Holdings”) (the “Issuance” and, together with the Impax Merger, the Impax Conversion and the Contribution, the “Transactions”), and (vi) the Company has become the managing member of Amneal. In connection with the consummation of the Transactions (the “Closing”), the Company changed its name from Atlas Holdings, Inc. to Amneal Pharmaceuticals, Inc.

This Current Report on Form 8-K should be read in conjunction with the Current Report on Form 8-K filed by Impax on May 7, 2018.

Item 1.01	Entry into a Material Definitive Agreement.

Amneal Credit Agreement

Amneal, a direct subsidiary of the Company, and certain of Amneal’s subsidiaries from time to time party thereto (such subsidiaries together with Amneal, the “Loan Parties”) have entered into that certain (i) Term Loan Credit Agreement, dated as of May 4, 2018 (the “Term Agreement”), among Amneal, as the borrower, JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent and collateral agent (in such capacity and together with its successors and assigns in such capacity, the “Term Agent”), and the lenders and other parties party thereto, pursuant to which the lenders have extended, on the terms and subject to the conditions set forth therein, a term loan facility to Amneal, as the borrower, in an initial aggregate principal amount of up to $2,700.0 million (the “Term Loan”), (ii) Revolving Credit Agreement, dated as of May 4, 2018 (“ABL Agreement” and together with the Term Agreement, the “Credit Agreements”), among Amneal, as the borrower, the other Loan Parties from time to time party thereto, JPM, as administrative agent and collateral agent (in such capacity and together with its successors and assigns in such capacity, the “ABL Agent” and together with the Term Agent, the “Agent”) and the lenders and other parties party thereto, pursuant to which the lenders have extended, on the terms and subject to the conditions set forth therein, an asset based revolving credit facility (the “ABL Facility” and together with the Term Loan, the “Senior Secured Credit Facilities”) for loans and letters of credit to such Loan Parties in an initial aggregate principal amount of up to $500.0 million, (iii) Term Loan Guarantee and Collateral Agreement, dated as of May 4, 2018 (the “Term GCA”), among the Loan Parties from time to time party thereto and the Term Agent, pursuant to which the Loan Parties have guaranteed obligations under the Term Agreement and certain other documents as set forth therein and grant a security interest in their respective right, title and interest in and to the Collateral (as defined in the Term GCA), and (iv) Revolving Loan Guarantee and Collateral Agreement, dated as of May 4, 2018 (the “ABL GCA” and together with the Term GCA, the “GCAs” and the GCAs, together with the Credit Agreements, the “Loan Documents”), among the Loan Parties from time to time party thereto and the ABL Agent, pursuant to which the Loan Parties have guaranteed obligations under the ABL Agreement and certain other documents as set forth therein and grant a security interest in their respective right, title and interest in and to the Collateral (as defined in the ABL GCA). The net proceeds from the Term Loan were used to finance in part the Transactions, to pay off the certain existing indebtedness of Amneal and Impax, and to pay fees and expenses related to the foregoing. Up to $25 million of the ABL Facility is available for issuances of letters of credit. The Term Loan will mature on May 4, 2025 and the ABL Facility will mature on May 4, 2023.

Amortization, Interest Rate and Fees

The Term Loan amortizes in equal quarterly installments in an amount equal to 1.00% per annum of the stated principal amount thereof, with the remaining balance due at final maturity.

Interest is payable on the Senior Secured Credit Facilities at a rate equal to the eurodollar (LIBOR) rate or the base rate, plus an applicable margin, in each case, subject to a eurodollar (LIBOR) rate floor of 0.00% or a base rate floor of 1.00%, as applicable

The applicable margin for the ABL Facility is initially 1.50% per annum for eurodollar (LIBOR) rate loans and 0.50% per annum for base rate loans. The applicable margin for the Term Loan is initially 3.50% per annum for eurodollar (LIBOR) loans and 2.50% per annum for base rate loans.

The applicable margin on borrowings under the revolving credit facility may be reduced or increased by 0.25% based on step-downs and step-ups determined by the average historical excess availability. The applicable margin on borrowings under the Term Loan may be reduced by 0.25% based on step-downs determined by the first lien net leverage ratio.

The Loan Parties are required to pay commitment fees to the ABL Facility lenders on the actual daily unused portion of the ABL Facility commitments at a rate of 0.375% per annum, subject to a step-down to 0.25% determined by the average historical excess availability.

Guarantees and Security

The Senior Secured Credit Facilities are guaranteed by each of Amneal’s current and future direct and direct wholly owned material U.S. subsidiaries, subject to certain exceptions set forth in the Credit Agreements.

The Term Loan is secured by a first priority security interest (subject to permitted liens and certain other exceptions) on the Loan Parties’ fixed assets, subject to certain exceptions set forth in the Term Agreement and related documentation. The Term Loan also has a second priority lien (second in priority to the liens securing the ABL Facility and subject to permitted liens and certain other exceptions) on the Loan Parties’ current assets, subject to certain exceptions set forth in the Term Agreement and related documentation. The ABL Facility is secured by a first priority security interest (subject to permitted liens and certain other exceptions) on the Loan Parties’ current assets, subject to certain exceptions set forth in the ABL Agreement and related documentation. The ABL Facility also has a second priority lien (second in priority to the liens securing the ABL Facility and subject to permitted liens and certain other exceptions), on the Loan Parties’ fixed assets, subject to certain exceptions set forth in the ABL Agreement and related documentation.

Prepayments

Amneal may voluntarily prepay all or any portion of outstanding amounts under the Senior Secured Credit Facilities at any time, in whole or in part, without premium or penalty, subject to (i) redeployment costs in the case of a prepayment of eurocurrency (LIBOR) loans other than on the last day of the relevant interest period and (ii) a 1.00% prepayment premium on any Term Loans prepaid in the first year after the closing date of the Senior Secured Credit Facilities in connection with a repricing transaction.

The Senior Secured Credit Facilities contain customary mandatory prepayment provisions, subject to certain exceptions and reinvestment rights.

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain certain negative covenants (subject to exceptions, materiality thresholds and baskets) that, among other things and subject to certain exceptions, restrict Amneal’s and its restricted subsidiaries’ ability to incur additional debt or guarantees, grant liens, make loans, acquisitions or other investments, dispose of assets (including sale and leaseback transactions), merge, dissolve, liquidate or consolidate, pay dividends or other payments on capital stock, make optional payments or modify certain debt instruments, modify certain organizational documents, enter into arrangements that restrict the ability to pay dividends or grant liens, or enter into or consummate transactions with affiliates.

The ABL Facility also includes a financial maintenance covenant whereby Amneal must maintain a minimum fixed charge coverage ratio of 1.0:1.0, tested only if availability under the ABL Facility (plus the amount by which the borrowing base at such time exceeds the commitments under the ABL Facility (subject to a cap of 2.5% of the ABL Facility commitments)) is less than either (a) the greater of (i) $25 million and (ii) 10% of the lesser of the commitments and the borrowing base under the ABL Facility, in either case for two consecutive business days, or (b) the greater of (i) $18.75 million and (ii) 7.5% of the lesser of the commitments and the borrowing base under the ABL Facility.

The Senior Secured Credit Facilities contain customary events of default (subject to customary grace periods and materiality thresholds). Upon the occurrence of certain events of default, the obligations under the Senior Secured Credit Facilities may be accelerated and the commitments may be terminated.

The foregoing summary of the Loan Documents does not purport to be complete and is qualified in its entirety by reference to the complete terms of (i) the Term Agreement, a copy of which is attached hereto as Exhibit 10.1 hereto and incorporated herein by reference, (ii) the ABL Agreement, a copy of which is attached hereto as Exhibit 10.2 hereto and incorporated herein by reference, (iii) the Term GCA, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference and (iv) the ABL GCA, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Second Supplemental Indenture

On May 4, 2018, in connection with the Closing, Impax, the Company, and Wilmington Trust, National Association, as trustee (the “Trustee”), entered into the Second Supplemental Indenture (the “Second Supplemental Indenture”) with respect to the Indenture dated as of June 30, 2015 (the “Indenture”), as amended by the First Supplemental Indenture dated as of November 6, 2017, governing the Impax 2.00% Convertible Senior Notes due 2022 (the “Notes”). The Second Supplemental Indenture (x) made the Company a party to the Indenture and (y) changed the right to convert each $1,000 principal amount of the Notes into a right to convert such principal amount of Notes into shares of Class A Common Stock, cash or a combination of cash and shares of Class A Common Stock, at Impax’s election, in each case reflecting a conversion rate of 15.7853 shares of Class A Common Stock per $1,000 principal amount of Notes surrendered for conversion.

The foregoing description of the Indenture and the Second Supplemental Indenture is not complete and is qualified in its entirety by reference to the Indenture filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Impax on June 30, 2015, the First Supplemental Indenture dated November 6, 2017, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Impax on November 7, 2017, and the Second Supplemental Indenture, which is filed herewith as Exhibit 4.1, each of which is incorporated by reference herein.

Third Amended and Restated Limited Liability Company Agreement

The Company operates its business through Amneal and its subsidiaries. In connection with the Closing, Amneal entered into and is governed by the Third Amended and Restated Limited Liability Agreement, dated as of May 4, 2018 (the “Amneal LLC Agreement”), by and between each of Amneal, Holdings, AP Class D Member, LLC, AP Class E Member, LLC and AH PPU Management, LLC (collectively, the “Existing Amneal Members”) and the Company, which sets forth, among other things, certain transfer restrictions on the membership units of Amneal (“Common Units”) and rights to redeem Common Units in certain circumstances.

The following summary of the terms of the Amneal LLC Agreement is not a complete description thereof and is qualified in its entirety by the full text of the Amneal LLC Agreement, which is filed as Exhibit 10.5 hereto and incorporated herein by reference.

Appointment as Managing Member

Under the Amneal LLC Agreement, the Company is the sole managing member of Amneal. As the managing member of Amneal, the Company conducts, directs and exercises full control over all activities of Amneal, including day-to-day business affairs and decision-making of Amneal without the approval of any other member,(except for situations in which the approval of other Amneal members is required by the Amneal LLC Agreement or for situations where the approval of the Conflicts Committee (as defined below) is required). As such, the Company, through Amneal’s officers, is responsible for all operational and administrative decisions of Amneal and the day-to-day management of Amneal’s business. Pursuant to the terms of the Amneal LLC Agreement, the Company is not permitted, under any circumstances, to be removed as managing member by the Amneal members and the Company will not resign or cease to be the managing member of Amneal unless proper provision is made for the obligations of the Company to remain in full force and effect.

The Company, as managing member of Amneal, may cause Amneal to contract with the Company or any affiliate of the Company as long as the contracts are on terms comparable to and competitive with those available to Amneal from others dealing at arm’s length or are approved by the Amneal members (other than the Company and its controlled affiliates) holding a majority of the Common Units, provided that any such contract would not violate any provisions of or result in a default under the Credit Agreements, and provided that where any such contract is deemed a Related Party Transaction (as defined in the Amneal LLC Agreement), it is approved by the Conflicts Committee.

Officers

The Company, as managing member of Amneal, will appoint the officers of Amneal to implement the day-to-day business and operations of Amneal. In the event of a vacancy, the Company, as managing member of Amneal, has the right to appoint a new officer to fill the vacancy. At the Closing, the Company appointed the officers of the Company to serve as the officers of Amneal until any such officer’s death or until such officer resigns or is removed by the Company (as managing member of Amneal). The Company, as managing member of Amneal, may remove any officer of Amneal with or without cause.

Compensation

The Company is not entitled to compensation for its services as managing member of Amneal. It is entitled to reimbursement by Amneal for reasonable fees and expenses incurred on behalf of Amneal, except for payment obligations of the Company under the Tax Receivable Agreement (as defined below).

Units

The Amneal LLC Agreement provides that upon execution of the Amneal LLC Agreement, there is one class of Common Units, which are held initially by the Company and the Existing Amneal Members. Subject to the provisions of the Business Combination Agreement and the Amneal LLC Agreement, the number of Common Units outstanding will equal the aggregate number of shares of Class B Common Stock outstanding. The Company, as managing member of Amneal, may create one or more classes or series of Common Units or preferred units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Company or a class or series of preferred stock of the Company. Immediately following the Closing, AH PPU Management, LLC was dissolved, and each of AP Class D Member, LLC and AP Class E Member, LLC assigned and transferred to Amneal Holdings, LLC all Common Units held by them, in each case pursuant to the terms of the Amneal LLC Agreement, such that all outstanding Common Units (other than those held by the Company) were held by Amneal Holdings, LLC.

Allocations and Distributions

Allocations. Pursuant to the Amneal LLC Agreement, items of income, gain, loss or deduction of Amneal generally are allocated among the Amneal members for capital accounts on a pro rata basis in proportion to the number of Common Units held by each Amneal member, except that partner nonrecourse deductions attributable to partner nonrecourse debt will be allocated in the manner required by the Treasury Regulations Section 1.704-2(i). Nonrecourse deductions for any taxable year will be allocated pro rata among the Amneal members in proportion to the number of Common Units held by each Amneal member.

Distributions. In general, under the Amneal LLC Agreement, Amneal may make distributions to its members from time to time out of distributable cash and other funds or property at the discretion of the managing member of Amneal. Such distributions generally will be made to the Amneal members on a pro rata basis in proportion to the number of Common Units held by each Amneal member on the record date for the distribution. Amneal is not required to make distributions to the extent that such distributions would render Amneal insolvent or if such distribution would violate any applicable law or the terms of the Credit Agreements.

Tax Distributions. With respect to any tax period ending after the adoption of the Amneal LLC Agreement, Amneal will be required to make distributions to its members, on a pro rata basis in proportion to the number of Common Units held by each Amneal member, of cash until each Amneal member (other than the Company) has received an amount at least equal to its assumed tax liability and the Company has received an amount sufficient to enable the Company to timely satisfy its U.S. federal, state and local and non-U.S. tax liabilities, and meet its obligations under the Tax Receivable Agreement (as defined below). To the extent that any member does not receive its percent interest of the aggregate tax distribution, the tax distribution for such member will be increased to ensure that all distributions are made pro rata in accordance with such member’s percentage interest.

Tax Benefit Payments. In accordance with the Tax Receivable Agreement (as defined below), each Amneal member (other than the Company) is entitled to receive an amount equal to the sum of (i) 85% of the cumulative net realized tax benefit attributable to such member as of the end of such taxable year over the aggregate of all tax benefits previously made to such Amneal member and (ii) the interest calculated at an agreed rate from the due date for filing the U.S. federal income tax return of the Company for such taxable year until the date the Company makes a timely tax benefit payment to such member.

Repurchase or Redemption of Company Securities

The Amneal LLC Agreement provides that neither the Company nor any of its subsidiaries may redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock or Class B-1 Common Stock, unless substantially simultaneously Amneal redeems, repurchases or otherwise acquires from the Company an equal number of Common Units for the same price per security or (ii) any other equity security of the Company unless substantially simultaneously Amneal redeems, repurchases or otherwise acquires from the Company an equal number of equity securities of Amneal of a corresponding series or class for the same price per security.

Transfer Restrictions

No holder of Common Units is able to transfer its Common Units except for transfers in accordance with the terms of the Amneal LLC Agreement explained below.

The Amneal LLC Agreement permits (i) transfers of Common Units by any Amneal member to an affiliate of such Amneal member and (ii) transfers of Common Units by an Existing Amneal Member (or any subsequent transferee) (A) with the prior written consent of the Company’s Conflicts Committee, (B) in response to a tender or exchange offer approved by the Company’s board of directors, (C) in connection with a merger, share exchange, consolidation, recapitalization or similar transaction of the Company resulting in more than 50% of the shares of the Company’s outstanding common stock being beneficially owned by persons other than the Existing Amneal Members or a sale of all or substantially all assets of the Company, (D) in the case of an Existing Amneal Member (or subsequent transferee) that is an individual, (1) to such Existing Amneal Member’s (or such transferee’s) spouse, (2) to such Existing Amneal Member’s (or such transferee’s) lineal ancestors, lineal descendants, siblings, cousins or the spouses thereof, (3) to trusts for the benefit of such Existing Amneal Member (or such transferee) or such persons or affiliates thereof, (4) to foundations established by such Existing Amneal Member (or such transferee) or such persons or affiliates thereof or (5) by way of bequest or inheritance upon death, (E) in the case of an Existing Amneal Member (or subsequent transferee) that is an entity, to such Existing Amneal Member’s (or such transferee’s) members, partners or other equity holders or (F) of up to a total of 60,000,000 Common Units (as adjusted for any equity split, equity distribution, recapitalization, combination, reclassification or similar change in the capital structure of Amneal following the adoption of the Amneal LLC Agreement) in the aggregate for all Amneal members collectively pursuant to one or more privately negotiated sales exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) (without duplication of the foregoing clauses (A) through (E)) or (iii) pursuant to a the redemption rights of the Amneal members under the Amneal LLC Agreement.

Amneal Member Redemption Rights

The Amneal LLC Agreement provides that upon written notice to Amneal and the Company, each Amneal member is entitled to cause Amneal to effect a redemption of all or any portion of such member’s Common Units in exchange for the number of shares of Class A Common Stock or Class B-1 Common Stock equal to the number of redeemed Common Units (the “Share Settlement”) or, at Amneal’s election, cash in an amount equal to the product of the Share Settlement and the average of the volume-weighted closing price for a share of Class A Common Stock on the New York Stock Exchange (“NYSE”) for the five consecutive full trading days ending on and including the last full trading day immediately prior to the redemption notice date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock (the “Cash Settlement”). The Company may, in its sole and absolute discretion, elect to effect the exchange of the redeemed Common Units for the Share Settlement or Cash Settlement, at the Company’s option, through a direct exchange of such redeemed Common Units and such consideration between the redeemed Amneal member and the Company.

Dissolution

The Amneal LLC Agreement provides that the consent of (i) the Company, as the managing member of Amneal (pursuant to unanimous decision of the Company’s board of directors) and (ii) the Amneal members holding at least 75% of the Common Units is required to voluntarily dissolve Amneal. In addition to a voluntary dissolution, Amneal may be dissolved upon the entry of a decree of judicial dissolution or upon other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first to pay the expenses of winding up the Company; (ii) second to pay debts and liabilities owed to creditors of Amneal (including all expenses incurred in liquidation); and (iii) third to the Amneal members on a pro rata basis in proportion to the number of Common Units held by each Amneal member.

Corporate Opportunities and Waiver of Fiduciary Duty

The Amneal LLC Agreement provides that, notwithstanding any duty, including fiduciary duty, otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to any Amneal member or related person of such Amneal member, and no Amneal member or related person of such Amneal member that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for Amneal or the Amneal members will have any duty to communicate or offer such opportunity to Amneal or the Amneal members, or to develop any particular investment, and such person will not be liable to Amneal or the Amneal members for breach of any fiduciary or other duty (other than fiduciary duties owed to the Company) by reason of the fact that such person pursues or acquires for, or directs such opportunity to, another person or does not communicate such investment opportunity to the Amneal members.

Indemnification and D&O Insurance

Amneal will indemnify any Amneal member or affiliate, the Company (as managing member of Amneal) or any of its affiliates, any officer, or individual serving at the request of Amneal as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. Such persons will be entitled to payment in advance of expenses, including attorneys’ fees, that they incur in defending a proceeding, but they will be required to repay any such advance if it is ultimately determined that they were not entitled to indemnification by Amneal. Indemnification will not be available for any expenses, liabilities, damages and losses suffered that are attributable to any such person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of the law or for any present or future breaches of any representations, warranties or covenants contained in the Amneal LLC Agreement or in other agreements with Amneal.

Tax Classification

The Amneal LLC Agreement provides that the members intend that Amneal be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Amneal member and Amneal will file all tax returns and will take all tax and financial reporting positions in a manner consistent with such tax treatment.

Amendments

The Amneal LLC Agreement may only be amended in writing by the Company, as managing member of Amneal, with the written consent of the holders of at least 75% of the Common Units then outstanding.

Tax Receivable Agreement

Pursuant to the Amneal LLC Agreement, each Existing Amneal Member has the right to redeem all or a portion of its Common Units for Class A Common Stock or Class B-1 Common Stock. In connection with such redemption, the Company will receive a “step-up” in its preferred share of the tax basis in the Amneal assets, and the Company will pay the Members (as defined below) for the value of this step-up in basis.

In connection with the Closing, the Company entered into Tax Receivable Agreement, dated as of May 4, 2018 (the “Tax Receivable Agreement”), by and among the Company, Amneal and the Existing Amneal Members. A copy of the Tax Receivable Agreement is attached hereto as Exhibit 10.6. The following summary of the terms of the Tax Receivable Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

At the Closing, the Company, Amneal and the Existing Amneal Members entered into the Tax Receivable Agreement. The Tax Receivable Agreement will govern the administration and allocation between the parties of tax liabilities and benefits arising prior to, as a result of, and subsequent to the Closing, and the respective rights, responsibilities and obligations of the Members and the Company with respect to various other tax matters. The term “Members” includes the then existing members of Amneal at Closing (other than the Company) and any persons who have executed and delivered a joinder in accordance with the Tax Receivable Agreement.

Determination of Realized Tax Benefit

Under the Tax Receivable Agreement, the Company will ensure that Amneal and its subsidiaries that are treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended.

Basis Schedules

Within 90 days after the filing of the U.S. federal income tax return of the Company for each relevant taxable year, the Company will at its own expense deliver to the Members a schedule that shows (i) the basis adjustments with respect to the reference assets as a result of the relevant exchanges effected in such taxable year, calculated (A) in the aggregate and (B) solely with respect to exchanges by the applicable Member; (ii) the period (or periods) over which the reference assets are amortizable and/or depreciable; and (iii) the period (or periods) over which each basis adjustment is amortizable and/or depreciable.

Tax Benefit Schedules

Within 90 days after the filing of the U.S. federal income tax return of the Company for any taxable year in which there is a realized tax benefit or realized tax detriment, the Company shall, at its own expense, deliver to the Members a schedule showing the calculation of the realized tax benefit or realized tax detriment for such taxable year.

Tax Benefit Payments

Each Member is entitled to receive an amount equal to the sum of (i) 85% of the cumulative net realized tax benefit attributable to such Member as of the end of such taxable year over the aggregate amount of all tax benefit payments previously made to such Member, and (ii) the interest calculated at the agreed rate from the due date for filing the U.S. federal income tax return of the Company for such taxable year until the date on which the Company makes a timely tax benefit payment to the Member.

Approvals by the Amneal Group Representative

The Company, Amneal and any direct or indirect subsidiary of Amneal must obtain prior written consent from Amneal Holdings, LLC, in its capacity as the Amneal Group Representative, before (i) making a disposition of any assets held by Amneal or its subsidiaries prior to the Closing if the cumulative “amount realized” (as such term is defined for U.S. federal income tax purposes) for all such dispositions in any 12-month period would be in excess of $40,000,000 unless the Company agrees to use its best efforts to ensure that each Member receives tax distributions equal to its assumed tax liability, (ii) making certain acquisitions that would reasonably be expected to materially adversely affect any member’s rights or obligations under the Tax Receivable Agreement, or (iii) entering into certain additional agreements with other persons that are similar to the Tax Receivable Agreement.

Termination

The Company may terminate the Tax Receivable Agreement with the written approval of a majority of the independent directors of the Company’s board of directors by making a payment to the Members, equal to the present value of the tax benefit payments to be paid to each such Member, discounted at the lesser of ICE LIBOR (as defined in the Tax Receivable Agreement) plus 100 basis points or 6.50% per annum, compounded annually (an “Early Termination Payment”). The Tax Receivable Agreement will also be deemed to be terminated by the Company and an Early Termination Payment by the Company will be required in the event of either (i) a Change of Control (as defined in the Tax Receivable Agreement) or (ii) a material breach by the Company of any of its material obligations under the Tax Receivable Agreement.

Indemnification Agreement

Effective upon the Closing, the Company entered into indemnification and advancement agreements (the “Indemnification Agreements”) with the directors and officers of the Company. The Indemnification Agreements provide indemnification to such directors and officers to the fullest extent permitted by applicable law against expenses, judgments, fines and amounts paid in settlement which are actually and reasonably incurred by such director or officer as a result of and arising out of such director’s or officer’s status as a director or officer of the Company. Further, pursuant to the Indemnification Agreements, the Company agrees to advance expenses incurred in defense of these proceedings, on the terms and conditions set forth in the Indemnification Agreements. The Indemnification Agreements also provide procedures for requesting and obtaining indemnification and advancement of expenses.

The foregoing description of the Indemnification Agreements is a general description only and is qualified in its entirety by reference to the form of each such Indemnification Agreement, which is filed as Exhibit 10.7 hereto and incorporated herein by reference.

Right of First Refusal Agreement

Effective upon the Closing, Amneal entered into a right of first refusal agreement, dated as of May 4, 2018 (the “Right of First Refusal Agreement”), with Kashiv Pharma, LLC, a Delaware limited liability company (“Kashiv”). The Right of First Refusal Agreement provides that in the event, during the period of two (2) years following the Closing, Kashiv receives an offer, and proposes to enter into a binding definitive agreement with respect to such offer, to sell, exclusively license or otherwise dispose to a third party, any rights to manufacture, market or sell any product submitted or approved pursuant to an abbreviated new drug application submitted pursuant to Section 21 U.S.C. §355(j) (a “Product Right”), Kashiv shall first make an offer to sell, exclusively license or otherwise dispose, as applicable, such Product Right to Amneal (such offer to Amneal, the “ROFR”) pursuant to a written notice which specifies the terms and conditions of such transaction (the “ROFR Notice”). Pursuant to the Right of First Refusal Agreement, following receipt of the ROFR Notice, Amneal will have 10 business days (the “ROFR Election Period”) in which Amneal may elect to accept the ROFR with respect to such Product Right. If Amneal does not accept the ROFR within the ROFR Election Period, Kashiv may, for a period of 120 business days following the expiration of the ROFR Election Period, sell, exclusively license or otherwise dispose of such Product Right upon the same terms and conditions of the ROFR Notice. If Kashiv does not sell, exclusively license or otherwise dispose of such Product Right within such 120 business day period, Kashiv will not thereafter have the right to sell, exclusively license or otherwise dispose of such Product Right unless Kashiv sends Amneal a new ROFR Notice and permits Amneal to elect to exercise the ROFR for such Product Right in accordance with the terms of the Right of First Refusal Agreement.

The information set forth in the Registration Statement under the heading “Amneal Related Party Disclosures – Related Party Transactions Involving Mr. Chirag Patel and Mr. Chintu Patel – Kashiv Pharmaceuticals LLC” is hereby incorporated by reference.

Acquisition of Control of Gemini Laboratories, LLC

On May 7, 2018, Amneal entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Gemini Laboratories, LLC (“Gemini”) and its members (the “Gemini Sellers”), pursuant to which, among other matters and on the terms and subject to the conditions of the Purchase Agreement, Amneal purchased from the Gemini Sellers 98% of the outstanding membership interests of Gemini in exchange for aggregate consideration consisting of: (i) $40,000,000 in cash, (ii) $77,200,000 in the form of a promissory note with a six month maturity date (the “Promissory Note”) issued by Amneal to the Gemini Sellers and (iii) certain assumed liabilities (the “Gemini Purchase”). The Purchase Agreement contains customary representations, warranties and covenants.

The Gemini Purchase is a related party transaction. Certain members of Mr. Chirag Patel’s and Mr. Chintu Patel’s immediate families beneficially own, indirectly through limited liability companies, approximately 46% of the aggregate of the outstanding equity securities of Gemini. Accordingly, the Conflicts Committee of the Company’s board of directors approved the terms of the Gemini Purchase prior to Amneal’s entry into the Purchase Agreement.

The descriptions of each of the Purchase Agreement and the Promissory Note are not intended to be complete and are qualified in their entirety by reference to the forms attached hereto as Exhibits 2.2 and 10.13, respectively, and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement

On May 4, 2018, in connection with Amneal’s entry into the Credit Agreements, (a) Amneal terminated its (i) Revolving Credit Agreement dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to May 4, 2018), by and among Amneal, Healthcare Financial Solutions, LLC (as successor-in-interest to General Electric Capital Corporation) and the lenders and other parties from time to time party thereto and (ii) Credit Agreement dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to such date), by and among Amneal, Healthcare Financial Solutions, LLC (as successor-in-interest to General Electric Capital Corporation) and the Lenders anFd other parties from time to time party thereto, and (b) Impax terminated its Amended and Restated Credit Agreement, dated as of August 3, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to May 4, 2018) by and among Impax, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders and other parties from time to time party thereto (collectively, the “Existing Credit Agreements”). At the time of termination, $1,920,290,260.11 was outstanding under the Existing Credit Agreements, which was paid-off in full in connection with the Closing.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosures under the Introductory Note are incorporated herein by reference.

Upon the Closing, Amneal became a direct subsidiary of the Company and Impax became an indirect subsidiary of the Company. Immediately following the Closing and the PIPE Investment (as defined and described below under Item 3.02 of this Current Report on Form 8-K), (i) AH PPU Management, LLC was dissolved and each of AP Class D Member, LLC and AP Class E Member, LLC assigned and transferred to Amneal Holdings, LLC all Common Units held by them such that Amneal Holdings, LLC holds 100% of the Class B Common Stock, which, together with the Common Units held by Amneal Holdings, LLC, represents approximately 60% of the voting power and no economic interest in the Company, (ii) Impax’s stockholders immediately prior to the Closing hold approximately 25% of the voting power and 62.5% of the economic interest in the Company and (iii) select institutional investors, including TPG Improv Holdings, L.P. (“TPG”) and Fidelity Management & Research Company (“Fidelity”), and funds affiliated with TPG and Fidelity, hold approximately 15% of the voting power and 37.5% of the economic interest in the Company (assuming the conversion of all shares of Class B-1 Common Stock of the Company into shares of Class A Common Stock).

The issuance of Class A Common Stock in connection with the Transactions was registered under the Securities Act, pursuant to a registration statement on Form S-4 (File No. 333-221707) (as amended, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on February 9, 2018. The definitive proxy statement of Impax, dated February 12, 2018, that forms a part of the Registration Statement (the “Proxy Statement”) contains additional information about the Transactions and the other transactions contemplated by the Business Combination Agreement, including a description of the treatment of equity awards and information concerning the interests of directors, executive officers and affiliates of Amneal and Impax in the Transactions.

The Class A Common Stock was approved for listing on the NYSE and will trade under the symbol “AMRX.”

The foregoing description of the Business Combination Agreement and the Transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Combination Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amneal Credit Agreement

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Amneal Credit Agreement” is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

PIPE Transaction

In connection with the Transactions, the Existing Amneal Members entered into a definitive purchase agreement (the “PIPE Purchase Agreement”) on October 17, 2017, with select institutional investors, including TPG and funds affiliated with Fidelity (the “PIPE Investors”). Pursuant to the PIPE Purchase Agreement, at the Closing, the Existing Amneal Members who held Common Units immediately after the Closing exercised their right to cause Amneal to redeem certain of the Common Units (the “Redeemed Units”) held by such members pursuant to the Amneal LLC Agreement. In connection with such redemption, such Existing Amneal Members received shares of Class A Common Stock and Class B-1 Common Stock in exchange for such Redeemed Units, in each case pursuant to the Amneal LLC Agreement (such redemption and issuance of Class A Common Stock and Class B-1 Common Stock to the Existing Amneal Members, the “Redemption”). Following the Redemption, the Existing Amneal Members who participated in the Redemption sold such shares of Class A Common Stock and Class B-1 Common Stock (together, the “Purchased Shares”) to the PIPE Investors at a per share purchase price of $18.25 for gross proceeds of approximately $855,000,000 (the “PIPE Investment”). Following the PIPE Investment, the PIPE Investors own collectively approximately 15% of the Company Common Stock on a fully diluted and as converted basis. The PIPE Investors other than TPG received shares of Class A Common Stock only, with approximately 30.4 million shares of Class A Common Stock issued to such investors in connection with the PIPE Investment. TPG received approximately 12.3 million shares of Class A Common Stock and 4,109,589 shares of Class B-1 Common Stock in connection with the PIPE Investment. The Class B-1 Common Stock held by TPG is not entitled to any voting rights, has economic rights that are identical to those of the Class A Common Stock, and is convertible into shares of Class A Common Stock. The Class A Common Stock and Class B-1 Common Stock held by the PIPE Investors represents approximately 15% of the voting shares and 37.5% of the economic interest of the Company (assuming the conversion of all such shares of Class B-1 Common Stock into shares of Class A Common Stock).

The Purchased Shares were offered and sold in a private placement to PIPE Investors pursuant to Section 4(a)(2) of the Securities Act. The Purchased Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under or an applicable exemption from such registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to purchase, the Purchased Shares in any jurisdiction in which such offer or solicitation would be unlawful.

Item 3.03	Material Modification to the Rights of Security Holders.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 4.01	Changes in Registrant’s Certifying Accountant.

Dismissal of Independent Registered Public Accounting Firm

KPMG LLP (“KPMG”) was the independent registered public accounting firm that audited the Company’s financial statements as of December 31, 2017 and for the period from October 4, 2017 (the date of the Company’s incorporation) to December 31, 2017. In connection with the Closing, the audit committee of the Company’s board of directors (the “Audit Committee”) approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accountants to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal period beginning January 1, 2018, and ending December 31, 2018. Accordingly, the Audit Committee dismissed KPMG as the independent registered public accountant of the Company.

During the period of October 4, 2017 to December 31, 2017, and the interim period from January 1, 2018, to May 4, 2018, the Company did not encounter any (i) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (ii) reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

The audit report of KPMG as of December 31, 2017, and for the period of October 4, 2017 to December 31, 2017 (the “KPMG Audit Report”), did not contain any adverse opinion or a disclaimer of opinion, nor was the KPMG Audit Report qualified or modified as to uncertainty, audit scope or accounting principles.

The Company has provided KPMG with a copy of the disclosures contained in this Item 4.01 and requested that KPMG furnish a letter addressed to the SEC stating whether it agrees with those disclosures. A copy of such letter, dated May 7, 2018, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Engagement of a New Independent Registered Public Accounting Firm

On May 4, 2018, the Company’s board of directors determined that EY will serve as the independent registered public accounting firm for the Company. During the period of October 4, 2017 to December 31, 2017, and the interim period from January 1, 2018, to May 4, 2018, for purposes of complying with the Company’s periodic reporting obligations under the laws of the United States, the Company did not consult with EY in regard to the Company’s financial statements, which were audited by KPMG, with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K. Additionally, during the period of October 4, 2017 to December 31, 2017, and the interim period from January 1, 2018, to May 4, 2018, for purposes of complying with the Company’s periodic reporting obligations under the laws of the United States no written report or oral advice was provided to the Company by EY that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 1.01 and Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Certain Directors/Officers of the Company

In accordance with the Business Combination Agreement, on May 4, 2018, immediately prior to and effective upon the Closing, Bryan M. Reasons and Mark A. Schlossberg resigned from the Company’s board of directors and any respective committees of the Company’s board of directors to which they belonged, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices. In addition, on May 4, 2018, immediately prior to and effective upon the Closing, Paul M. Bisaro resigned as the Chairman of the Company’s board of directors; however, Mr. Bisaro will continue in his capacity as a member of the Company’s board of directors.

Also on May 4, 2018, immediately prior to and effective upon the Closing, (i) Mark A. Schlossberg, the Company’s Vice President, General Counsel and Corporate Secretary, resigned from his position as an officer of the Company and (ii) Mr. Reasons, the Company’s Chief Financial Officer and Senior Vice President, resigned from his position as Senior Vice President of the Company; however, Mr. Reasons will continue in his capacity as the Company’s Chief Financial Officer.

Appointment of Directors of the Company

In connection with the Closing, on May 4, 2018, Chirag Patel and Chintu Patel were appointed to and designated Co-Chairmen of the Company’s board of directors. In addition, the following individuals were also appointed as members of the Company’s board of directors, effective as of the Closing: Robert Stewart, Kevin Buchi, Bob Burr, Peter Terreri, Janet Vergis, Gautam Patel, Ted Nark, Emily Peterson Alva, Jean Selden Greene, and Dharmendra Rama. The following individuals appointed to the Company’s board of directors at the Closing have been determined by the Company’s board of directors to be an “independent director” for purposes of the NYSE’s listing standards: Kevin Buchi, Bob Burr, Peter Terreri, Janet Vergis, Ted Nark, Emily Peterson Alva, Jean Selden Greene, and Dharmendra Rama.

As of the Closing, the Company established the Audit Committee, a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), a compensation committee (the “Compensation Committee”), a conflicts committee (the “Conflicts Committee”) and an integration committee (the “Integration Committee”) of the Company’s board of directors, with the following compositions:

Audit Committee	Peter Terreri (Chair)
Kevin Buchi
Emily Peterson Alva

Nominating and Corporate Governance Committee	Bob Burr (Chair)
Jean Selden Greene
Dharmendra Rama
Kevin Buchi

Compensation Committee	Ted Nark (Chair)
Janet Vergis
Bob Burr
Gautam Patel

Conflicts Committee	Janet Vergis (Chair)
Kevin Buchi
Bob Burr
Peter Terreri

Integration Committee	Chintu Patel (Chair)
Chirag Patel
Paul Bisaro
Robert Stewart

Biographical information for each of Mr. Chirag Patel, Mr. Chintu Patel, Mr. Stewart and Mr. Bisaro is contained in the Registration Statement and is incorporated herein by reference. Additionally, the information set forth in the Registration Statement under the heading “Amneal Related Party Disclosures – Related Party Transactions Involving Mr. Chirag Patel and Mr. Chintu Patel” is hereby incorporated by reference. Mr. Chirag Patel and Mr. Chintu Patel are brothers. There are no other family relationships among the Company’s directors and executive officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the head “Acquisition of Control of Gemini Laboratories, LLC” is incorporated by reference into this Item 5.02.

The following are the biographies of the other members of the Company’s board of directors:

Emily Peterson Alva

Emily Peterson Alva, 43, is a financial, strategic and business advisor to senior executives, founders and corporate boards of directors, and has focused on private company advisory projects and family office investing since 2013. Prior to this time, Ms. Alva spent more than 15 years at Lazard as a senior Mergers & Acquisitions investment banker advising industry leading companies. Ms. Alva’s extensive advisory and transaction work covers multiple industries with a primary sector focus and expertise in Healthcare. While at Lazard, Ms. Alva held leadership roles, both with clients and internally. She advised some of Lazard’s most important clients over many years, and was one of the youngest bankers promoted to Managing Director at the firm. During her Lazard tenure, Ms. Alva was selected for the Council on Foreign Relations’ Corporate Leaders Program, which recognizes accomplished professionals on a senior management track and links business leaders with decision makers in government and academia. Prior to joining Lazard, Ms. Alva worked at a development stage company focused on engineering-based solutions to improve industrial waste processing systems. More recently, Ms. Alva has served as a Board Member and Treasurer for the Alumnae Board of Directors of Barnard College. Ms. Alva received a B.A. in Economics from Barnard College, Columbia University.

Ms. Alva’s financial acumen together with her advisory and transaction experience reaching deep into many sectors of healthcare, provide the Amneal Board with insight into a variety of matters, including corporate development and strategy.

Kevin Buchi

Kevin Buchi, 62, served as Impax’s Interim President and Chief Executive Officer from December 2016 until March 27, 2017 and as a member of the Impax board of directors from 2016 until the Closing. From August 2013 to December 2016, Mr. Buchi served as President and Chief Executive Officer and member of the board of directors of TetraLogic Pharmaceuticals Corporation (formerly NASDAQ: TLOG), a biopharmaceutical company (“TetraLogic Pharmaceuticals”), whose assets were subsequently acquired by Medivir AB in December 2016. Prior to TetraLogic Pharmaceuticals, Mr. Buchi served as Corporate Vice President, Global Branded Products of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), from October 2011 to May 2012. Prior to Teva, Mr. Buchi served as Mr. Buchi’s extensive experience as a senior executive and board member in the pharmaceutical industry provides the board with unique insights into our business.

Chief Executive Officer of Cephalon, Inc. (formerly NASDAQ: CEPH), which was subsequently acquired by Teva, from December 2010 to October 2011, and held various positions at Cephalon including Chief Operating Officer from January 2010 to December 2010 and Chief Financial Officer from 1996 to 2009. Since April 2013, Mr. Buchi has served as a director and member of the remuneration and nominating committee, and audit committee of the board of Benitec Biopharma Ltd. (NASDAQ: BNTC), a biotechnology company headquartered in Australia.

Mr. Buchi received his B.A. degree from Cornell University and a Masters of Management from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Buchi’s extensive experience as a senior executive and board member in the pharmaceutical industry provides the board with unique insights into our business.

Bob Burr

Robert L. Burr, 67, served as Chairman of the Impax board from 2008 until the Closing, having served as an independent director since 2001. Mr. Burr has been a self-employed investment manager since May 2008. Mr. Burr was employed by J.P. Morgan Chase & Co. and associated entities from 1995 to May 2008, at which time he resigned his position as Managing Partner of the Fleming US Discovery III Funds. From 1992 to 1995, Mr. Burr was head of Private Equity at the investment banking firm Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P. and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University.

Mr. Burr’s financial acumen and his extensive knowledge of capital markets represent a valuable resource to the board in the assessment of our capital and liquidity needs. In addition, Mr. Burr’s venture capital and private equity investment experience gives him the leadership and consensus-building skills to guide the board on a variety of matters, including compensation, corporate governance and risk assessment.

Jean Selden Greene

Jean Selden Greene, 45, is currently a Managing Director at Lazard and has served in a variety of roles at the firm since 1999. Throughout her tenure at Lazard, Ms. Greene has led financial and strategic advisory assignments for industrial clients across a wide range of sectors, with a focus on Capital Goods and Multi-Industry. From 1994 to 1997, Ms. Greene was an Analyst at Smith Barney, where she worked on equity and debt financings and M&A transactions for clients in the energy sector. Ms. Greene serves on the Board of Directors of Dress for Success, a global non-profit organization that promotes the economic independence of disadvantaged women. Ms. Greene received a B.A. from Wellesley College and an MBA from the University of Chicago.

Ms. Greene brings to the Board significant financial expertise and experience in strategic planning and corporate development activities.

Ted Nark

Ted Nark, 59, has served as Managing Director of KRG Capital Partners, a Denver-based private equity fund currently investing a $2 billion fund, since 2007. In that role, Mr. Nark has led the identification, negotiation and due diligence of new acquisitions and has worked with portfolio companies and maintained relationships with limited partners. While at KRG, Mr. Nark has led the acquisition and successful monetization of companies including Convergint Technologies, Diversified Food Services and Petrochoice. From 2006 to 2007, Mr. Nark was a Partner at Leonard Green & Partners and from 2002 to 2006, he served as Chief Executive Officer and Chairman of the Board of White Cap Construction Supply, a Leonard Green-owned distributor of construction hardware, tools and materials to professional contractors in the United States. Previously, Mr. Nark served as Chief Executive Officer of Corporate Express Australia and Group President at Corporate Express Inc. Mr. Nark currently serves on the Board of Directors of Convergint Techologies,Western Windows, Trafficware, and The Maroon Group. Mr. Nark has previously served on the Boards of Corporate Express Australia, Fort Dearborn, White Cap Construction Supply, FTD, Leslies Pools, Gaiam, Real Goods Solar and Claim Jumper.

Mr. Nark received a B.S. from Washington State University. Mr. Nark’s strong background in finance and corporate development combined with his service in executive leadership roles within complex corporate organizations contribute strategic and management insight to our Board.

Gautam Patel

Gautam Patel, 45, has served as Managing Director of Tarsadia Investments, a private investment firm based in Newport Beach, California, since 2012. In that role, Mr. Patel has led a team of investment professionals to identify, evaluate and execute principal control equity investments across sectors including life sciences, financial services and technology. Prior to joining Tarsadia, Mr. Patel served as Managing Director at Lazard from 2008 to 2012, where he led financial and strategic advisory efforts in sectors including transportation and logistics, private equity, and healthcare. Prior to that, Mr. Patel served in a variety of advisory roles at Lazard from 1999 to 2008, including restructuring, bankruptcy and corporate reorganization assignments in 2001 and 2008. From 1994 to 1997, Mr. Patel was an Analyst at Donaldson, Lufkin & Jenrette, where he worked on mergers and acquisitions as well as high-yield and equity financings. Mr. Patel is currently a Board Member of several private companies including Adello Biologics, Asana Biosciences, LERETA, Envisics and AIONX Antimicrobial Technologies. Mr. Patel also serves on the boards of Tarsadia Foundation and Casita Maria Center for Arts & Education, a New York based non-profit organization which aims to empower children through arts based education.

Mr. Patel received a B.A. from Claremont McKenna College, a B.S. from Harvey Mudd College, an MSc from the London School of Economics and an MBA from the University of Chicago. Mr. Patel brings an extensive knowledge of Amneal’s business and operations combined with deep experience in finance, corporate development and healthcare investing to the Board.

Dharmendra (D.J.) Rama

D.J. Rama, 49, has served as President and CEO of Auro Hotels, a privately held owner, developer and manager of upscale hotels, since 2017. Prior to the formation of Auro Hotels in 2017, Mr. Rama served as President of JHM Hotels, a predecessor company ranked as the eleventh largest hotel owner and developer as of 2016. From 1995 to 2011, Mr. Rama served as JHM’s Director of

Operations. Prior to joining JHM, Mr. Rama held positions with Holiday Inn Worldwide, Interstate Hotels and Marriott Corporation. Mr. Rama currently serves on the Board of the American Hotel and Lodging Association, and as co-chairman of the Owners Council of such board. Mr. Rama is a member of the Owners Advisory Councils of both Marriott International and Hyatt Hotels and Resorts. Mr. Rama currently serves on the Dean’s Advisory Board of the Cornell Hotel School, is President of the Cornell Hotel Society of South Carolina, and a member of the Board of Trustees of the Peace Center for the Performing Arts.

Mr. Rama received a B.S. from Johnson & Wales University, a Master of Management in Hospitality from Cornell University, and is a 2016 graduate of the Owner/President Management Program at Harvard Business School.

Mr. Rama brings significant entrepreneurial, managerial and transactional experience to the Board.

Peter Terreri

Peter R. Terreri, 60, served as a director on the Impax board from 2003 until the Closing and is President, Chief Executive Officer and director of CGM, Inc., a manufacturing company that he has owned and operated since 2000. He previously served as Senior Vice President and Chief Financial Officer of Teva Pharmaceuticals USA from 1985 through 2000 and as an auditor at PricewaterhouseCoopers LLP from 1981 to 1984. Mr. Terreri received his B.S. in Accounting from Drexel University and has been a certified public accountant since 1981.

Mr. Terreri’s more than 20 years of experience in the pharmaceutical industry provides the board with comprehensive understanding of our operations and strategy. His prior experience as Chief Financial Officer of a major generic pharmaceutical company also brings to the board deep understanding of accounting and risk management issues.

Janet Vergis

Janet S. Vergis, 53 served as a director on the Impax board from 2015 until the Closing and has served as an Executive Advisor for private equity firms since January 2013, where she identifies and evaluates healthcare investment opportunities. From January 2011 to August 2012, Ms. Vergis was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health. From 2004 to 2009, she served as President of Janssen Pharmaceuticals LP, McNeil Pediatrics, Inc. and Ortho-McNeil Neurologics, Inc., subsidiaries of Johnson and Johnson (NYSE:JNJ). Ms. Vergis contributed to a number of Johnson & Johnson companies during her 21 years, holding positions of increasing responsibility in research and development, new product development, sales, and marketing. Since May 2014, Ms. Vergis has served as a director on the board of Church & Dwight Co., Inc. (NYSE:CHD), a leading consumer and specialty products company, and is currently a member of the audit and governance committees. She has also served as a director and Chair of the Commercialization Committee for the Board of MedDay Pharmaceuticals, a privately held biotechnology company, since November 2016. Ms. Vergis previously served as a director of Lumara Health, a privately held pharmaceutical company (sold to AMAG Pharmaceuticals) from October 2013 to November 2014, and as a director of OraPharma from January 2011 to June 2012.

Ms. Vergis received her M.S. degree in Physiology and her B.S. degree in Biology from The Pennsylvania State University. Ms. Vergis’ extensive experience in the pharmaceutical industry in executive and director positions brings to the board unique business expertise, particularly in the areas of new product development, sales, and marketing.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Indemnification Agreement” is incorporated by reference into this Item 5.02.

Director Compensation Policy

In connection with the Closing, the Company’s board of directors approved the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), a copy of which is attached hereto as Exhibit 10.11. Pursuant to the Director Compensation Policy, each member of the Company’s board of directors who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) will receive an annual cash retainer equal to $75,000. In addition, any Non-Employee Director serving as (i) the lead independent director of the Company’s board of directors, who is currently Bob Burr, will receive an additional annual cash retainer equal to $35,000, (ii) the chairperson of the Audit Committee, who is currently Peter Terreri, will receive an additional annual cash retainer equal to $25,000, (iii) a member of the Audit Committee (other than the chairperson) will receive an additional annual cash retainer equal to $15,000, (iv) the chairperson of the Compensation Committee, who is currently Ted Nark, will receive an additional annual cash retainer equal to $20,000, (v) a member of the Compensation Committee (other than the chairperson) will receive an additional annual cash retainer equal to $10,000, (vi) the chairperson of the Nominating and Corporate Governance Committee, who is currently Bob Burr, will receive an additional annual cash retainer equal to $15,000, (vii) a member of the Nominating and Corporate Governance Committee (other than the chairperson) will receive an additional annual cash retainer of $7,500, (viii) the chairperson of the Conflicts Committee, who is currently Janet Vergis, will receive an additional annual cash retainer equal to $15,000, and (ix) a member of the Conflicts Committee will receive a meeting fee of $7,500 for each meeting of the Conflicts Committee that such Non-Employee Director attends, in each case (other than with respect to clause (ix)), payable on a quarterly basis (and such retainers and meeting fees, the “Cash Compensation”).

In addition, each Non-Employee Director who is initially elected or appointed to the Company’s board of directors after the Closing, on any date other than the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”), shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), pursuant to the 2018 Equity Incentive Plan (as defined below), (i) an option to purchase the number of shares of Class A Common Stock (at a per-share exercise price equal to the closing price of the Class A Common Stock on such date (or the last preceding trading day if such date is not a trading day)) having an aggregate fair value on such Non-Employee Director’s Start Date of $184,250 and (ii) an award of restricted stock units having an aggregate fair value on such Non-Employee Director’s Start Date equal to $90,750 (the awards in clauses (i) and (ii) of this paragraph, the “Initial Equity Awards”)

In addition to the Cash Compensation and the Initial Equity Awards described in the immediately preceding paragraph, each Non-Employee Director who serves on the Company’s board of directors as of the date of any Annual Meeting after the Closing and will continue to serve as a Non-Employee Director immediately following such Annual Meeting, will automatically be granted, on the date of such Annual Meeting, pursuant to the 2018 Equity Incentive Plan, (i) an option to purchase a number of shares of the Company’s Class A Common Stock (at a per-share exercise price equal to the closing price of the Class A Common Stock as of the date of such Annual Meeting (or the last preceding trading date if such date is not a trading day)) having an aggregate fair value of the date of such Annual Meeting equal to $184,250 and (ii) an award of restricted stock units having an aggregate fair value on the date of such Annual Meeting equal to $90,750 (the awards in clauses (i) and (ii) of this paragraph, the “Annual Equity Awards”).

Each Initial Equity Award and Annual Equity Award will vest (and, in the case of options, become exercisable) on the later of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the day immediately following the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service through the applicable vesting date.

While the Company currently expects to provide its Non-Employee Directors with cash and equity compensation consistent with the Director Compensation Policy, the Company also currently expects to review its Non-Employee Director cash and equity compensation policies from time to time and such policies may be subject to change.

Appointment of Officers of the Company

In connection with the Closing, each of the following individuals were appointed to the office set forth beside his or her name in the table below and designated as an “officer” for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “executive officer” of the Company for purposes of Rule 3b-7 under the Exchange Act, effective as of the Closing.

Name	Title
Robert Stewart	President and Chief Executive Officer
Paul M. Bisaro	Executive Chairman
Andrew Boyer	Executive Vice President, Commercial Operations
Sheldon Hirt	Senior Vice President, General Counsel and Corporate Secretary
Nikita Shah	Senior Vice President and Chief Human Resources Officer

Bryan Reasons will continue to serve as the Chief Financial Officer of the Company following the Closing. Effective as of the Closing, Mr. Reasons will be an “officer” for purposes of Section 16 of the Exchange Act and an “executive officer” of the Company for purposes of Rule 3b-7 under the Exchange Act.

As contemplated by that certain Memorandum of Understanding, dated December 16, 2017, by and among Amneal, Mr. Bisaro Bisaro, Impax, Amneal Holdings, LLC and the Company (the “MOU”), Mr. Bisaro and the Company entered into a new Employment Agreement, effective as of the Closing, with respect to Mr. Bisaro’s employment as Executive Chairman, which is attached hereto as Exhibit 10.12, and the MOU and that certain Employment Agreement, dated March 24, 2017, by and between Impax and Mr. Bisaro immediately terminated.

Adoption of Equity Incentive Plan

On May 4, 2018, the Company adopted the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan (the “2018 Equity Incentive Plan”), a copy of which is attached hereto as Exhibit 10.8. Options, stock appreciation rights, restricted stock, restricted stock units, other share- and cash-based awards and dividend equivalents may be granted to non-employee directors, employees (including executive officers) and consultants of the Company and its subsidiaries under the terms of the 2018 Equity Incentive Plan. Unless the 2018 Equity Incentive Plan is sooner terminated by the Company’s board of directors, no awards may be granted under the 2018 Equity Incentive Plan after the 10th anniversary of the earlier of (i) the date on which the 2018 Equity Incentive Plan was approved by the Company’s board of directors and (ii) the date on which the 2018 Equity Incentive Plan was approved by the Company’s stockholders. In connection with the Closing, the Company’s board of directors approved (a) a form of Stock Option Grant Notice and Stock Option Agreement, which is attached hereto as Exhibit 10.9, and (b) a form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, which is attached hereto as Exhibit 10.10, in each case for future use with respect to options and restricted stock units, respectively, issued under the 2018 Equity Incentive Plan.

An aggregate of 23,000,000 shares of Class A Common Stock will be available for grant and issuance under the 2018 Equity Incentive Plan (the “Share Reserve”), which Class A Common Stock may consist of authorized and unissued shares, treasury shares or shares purchased on the open market. The Company expects to register the Share Reserve pursuant to a registration statement on Form S-8 (the “Form S-8”). Adjustments may be made in the Share Reserve upon certain corporate events affecting the Class A Common Stock, such as a dividend, a subdivision of shares or a corporate transaction. The sum of the grant date fair value of equity-based awards and the amount of any cash-based awards granted to any Non-Employee Director under the 2018 Equity Incentive Plan will not exceed $700,000 for any calendar year.

Amneal Pharmaceuticals LLC Severance Policy

Effective as of the consummation of the Transactions, certain individuals employed by Amneal, Amneal Pharmaceutical of NY LLC or Amneal Biosciences LLC (which may include certain executive officers of the Company) will be eligible to participate in the Amneal Pharmaceuticals LLC Severance Policy (the “Amneal Severance Policy”). Under the Amneal Severance Policy, in the event of a participant’s termination of employment without Cause (as defined in the Amneal Severance Policy) or for Good Reason (as defined in the Amneal Severance Policy), in either case on or within 12 months after the date of the consummation of the Transactions, the participant will be eligible to receive up to a maximum of (depending on his or her position) (i) a lump sum payment of 52 weeks of his or her base pay, (ii) his or her annual target bonus, (iii) partially subsidized COBRA premiums for 52 weeks and (iv) outplacement services for 26 weeks. The foregoing description of the Amneal Severance Policy is not complete and is qualified in its entirety by reference to the Amneal Severance Policy, which is filed herewith as Exhibit 10.14 and is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Closing, on May 4, 2018, the Company amended and restated its Certificate of Incorporation as contemplated by the Business Combination Agreement and changed its name from “Atlas Holdings, Inc.” to “Amneal Pharmaceuticals, Inc.” A copy of the Amended and Restated Certificate of Incorporation of the Company is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

In connection with the Closing, on May 4, 2018, the Company amended and restated its bylaws as contemplated by the Business Combination Agreement. A copy of the Amended and Restated Bylaws of the Company is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited consolidated balance sheets of Impax as of December 31, 2017 and December 31, 2016, the related audited consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for Impax for each of the years in the three year period ended December 31, 2017, and the notes thereto, including the related report of the independent registered public accounting firm thereon, included in the Company’s Registration Statement on Form S-1 filed with the SEC on March 7, 2018 (as amended), are hereby incorporated by reference in this Current Report on Form 8-K.

The unaudited consolidated balance sheet of Impax as of March 31, 2018, the related unaudited consolidated statements of operations, comprehensive (loss) income and cash flows for Impax for the three months ended March 31, 2018, and the notes thereto, will be filed by amendment no later than 71 calendar days after the date of this Current Report on Form 8-K is required to be filed.

The audited consolidated balance sheets of Amneal as of December 31, 2017 and December 31, 2016, the related audited consolidated statements of income, comprehensive income, changes in members’ deficit and cash flows for Amneal for each of the years in the three year period ended December 31, 2017, and the notes thereto, including the related report of the independent registered public accounting firm thereon, included in the Company’s Registration Statement on Form S-1 filed with the SEC on March 7, 2018 (as amended) (the foregoing the “2017 Amneal Financial Statements”), are hereby incorporated by reference in this Current Report on Form 8-K. The disclosures in this Current Report should be read in conjunction with the 2017 Amneal Financial Statements.

The unaudited consolidated balance sheet of Amneal as of March 31, 2018, the related unaudited consolidated statements of operations for Amneal for the three months ended March 31, 2018, and the notes thereto will be filed by amendment no later than 71 calendar days after the date of this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet of the Company as of December 31, 2017, and the unaudited pro forma condensed combined statements of operations of the Company for the fiscal year ended December 31, 2017, and the notes thereto, included in the Company’s Registration Statement on Form S-1 filed with the SEC on March 7, 2018 (as amended), are hereby incorporated by reference in this Current Report on Form 8-K.

The unaudited pro forma condensed combined balance sheet of the Company as of March 31, 2018 and the unaudited pro forma condensed combined statements of operations of the Company for the three months ended March 31, 2018, and the notes thereto will be filed by amendment no later than 71 calendar days after the date of this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
2.1	Business Combination Agreement, dated as of October 17, 2017, by and among Amneal Pharmaceuticals LLC, Impax Laboratories Inc., Atlas Holdings, Inc. and K2 Merger Sub Corporation (attached as Annex A to the combined proxy statement/prospectus which forms part of the Registration Statement)** ±, as amended by Amendment No. 1, dated as of November 21, 2017 (attached as Annex I to the combined proxy statement/prospectus which forms part of the Registration Statement)** and Amendment No. 2, dated as of December 16, 2017 (attached as Annex K to the combined proxy statement/prospectus which forms part of the Registration Statement)**.

2.2	Purchase and Sale Agreement, dated as of May 7, 2018, by and among Amneal Phrmaceuticals LLC, Gemini Laboratories, LLC, the parties signatory thereto and the Sellers’ Representative.

3.1	Amended and Restated Certificate of Incorporation of Amneal Pharmaceuticals, Inc., adopted as of May 4, 2018.

3.2	Amended and Restated Bylaws of Amneal Pharmaceuticals, Inc., adopted as of May 4, 2018.

4.1	Second Supplemental Indenture.

10.1	Term Loan Credit Agreement, dated as of May 4, 2018, by and among Amneal Pharmaceuticals LLC, as the borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and other parties party thereto.

10.2	Revolving Credit Agreement, dated as of May 4, 2018, by and among Amneal Pharmaceuticals LLC, as the borrower, the other loan parties from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the lenders and other parties party thereto.

10.3	Term Loan Guarantee and Collateral Agreement, dated as of May 4, 2018, by and among the loan parties from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

10.4	Revolving Loan Guarantee and Collateral Agreement, dated as of May 4, 2018, by and among the loan parties from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

10.5	Third Amended and Restated Limited Liability Company Agreement, adopted as of May 4, 2018.

10.6	Tax Receivable Agreement, dated as of May 4, 2018, by and among Amneal Pharmaceuticals, Inc., Amneal Pharmaceuticals LLC and the Members of Amneal Pharmaceuticals LLC from time to time party thereto.

10.7	Form of Indemnification and Advancement Agreement.

10.8	Form of Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan.**

10.9	Form of Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement.

10.10	Form of Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement.

10.11	Form of Amneal Pharmaceuticals, Inc. Non-Employee Director Compensation Policy.

10.12	Employment Agreement, dated May 4, 2018, by and between Amneal Pharmaceuticals, Inc. and Paul M. Bisaro.

10.13	Unsecured Promissory Note, dated as of May 7, 2018, issued by Amneal Pharmaceuticals LLC to the Sellers (as defined therein).

10.14	Amneal Pharmaceuticals LLC Severance Plan and Summary Plan Description

16.1	Letter from KPMG LLP to the U.S. Securities and Exchange Commission, dated May 7, 2018.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

**	Previously filed
±	Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish a supplemental copy of any omitted schedule or exhibit to the Business Combination Agreement to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 7, 2018

Amneal Pharmaceuticals, Inc.

By:	/s/ Bryan M. Reasons
Name:	Bryan M. Reasons
Title:	Chief Financial Officer